Exhibit 99.1

ATS Corporation Announces Stock Repurchase Program

MCLEAN, VA – (BUSINESSWIRE) – February 17, 2009, ATS Corporation (“ATSC” or the “Company”) (OTCBB:ATCT), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced that its Board of Directors has approved a repurchase program authorizing the Company to purchase up to the lesser of $3.0 million or 2.0 million shares of Company common stock, in the open market from time to time over a twelve-month period.  The timing of the share repurchases under the program is at the discretion of the Company and will depend on a variety of factors, including market conditions and bank approvals and may be suspended or discontinued at any time.  Common stock acquired through the repurchase program will be held by the Company as treasury shares and may be used for general corporate purposes, including reissuances in connection with acquisitions, employee stock option exercises or other employee stock plans.  The Company currently has approximately 22.5 million shares outstanding, which excludes any shares issuable upon the exercise of the Company’s outstanding warrants that expire in October of this year, to purchase approximately 3 million shares of common stock at an exercise price of $5.00 per share.

“We believe that the current market value of our shares does not accurately reflect the underlying value of the Company,” said Dr. Edward Bersoff, ATSC President and Chief Executive Officer.  “We will continue to assess means to improve the long term value of the Company for our shareholders,“ Bersoff added.

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing and consulting to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 600 employees at 12 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008, as amended on March 21, 2008 and April 4, 2008. In addition, the forward-looking statements included in this press release represent our views as of February 17, 2009. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to February 17, 2009.

Additional information about ATSC may be found at www.atsc.com.

Company Contact:
Joann O’Connell
Vice President, Investor Relations
ATS Corporation
(571) 766-2400

Media Contact:
Penny Parker
Corporate Communications Manager
ATS Corporation
(571) 766-2400